EXHIBIT 5.10

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C.   V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of the written disclosure incorporated by reference into First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. •) (the “Registration Statement”), including extracts from or summaries of certain technical information found in the reports entitled “NI 43-101 Technical Report and Pre-Feasibility Study on the Springpole Gold Project, Ontario, Canada” with an effective date of January 20, 2021, “Technical Report on the Cameron Gold Deposit, Ontario, Canada” with an effective date of January 17, 2017, “An Updated Mineral Resource Estimate for the Pickle Crow Property, Patricia Division, Northwestern Ontario, Canada” dated June 15, 2018, and “Technical Report on the Mineral Resource Estimate Update for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” with an effective date of January 17, 2023 (the “Reports”), and (ii) the inclusion and incorporation by reference of such written disclosure derived from such Reports, in the Registration Statement.

Sincerely,

/s/ Hazel Mullin
Hazel Mullin, P.Geo.

Dated the 21st day of December, 2023.